UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 2, 2013

VANDA PHARMACEUTICALS INC.

(Exact name of Registrant as specified in its charter)

Delaware

(State or other jurisdiction

of incorporation)

001-34186	03-0491827
(Commission File No.)	(IRS Employer Identification No.)

2200 Pennsylvania Avenue NW

Suite 300E

Washington, DC 20037

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (202) 734-3400

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 2, 2013, Vanda Pharmaceuticals Inc. (the “Company”) and Robert Repella, Senior Vice President, Chief Commercial Officer of the Company, entered into an agreement pursuant to which Mr. Repella’s employment with the Company will terminate effective as of January 1, 2014. Pursuant to Mr. Repella’s employment agreement, and subject to his execution of a Separation and Release Agreement, he will receive the following severance benefits following his employment termination: (i) cash payment of his monthly base salary for 12 months (the “Continuation Period”); (ii) an amount equal to his annual target bonus at the rate in effect as of the termination of his employment; (iii) payment of his monthly COBRA premiums until the earliest of (a) the close of the Continuation Period, (b) the expiration of his continuation coverage under COBRA and (c) the date when Mr. Repella is offered substantially equivalent health insurance coverage in connection with new employment or self-employment; (iv) the vested portion of the shares of the Company’s Common Stock subject to all options held by Mr. Repella shall be determined by adding an additional three months to the actual period of service that he has completed with the Company, and such options shall be exercisable for six months following the termination of his employment; and (v) payment of his monthly rent and continued use of his parking space during the remainder of his current lease term.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VANDA PHARMACEUTICALS INC.

By:	/s/ James P. Kelly
Name:	James P. Kelly
Title:	Senior Vice President, Chief Financial Officer, Secretary, and Treasurer

Dated: December 4, 2013